Exhibit 10.3

Date:	May 3, 2007
PERSONAL & CONFIDENTIAL
From:	Joe Smorada

To:	Sanjib Choudhuri

The following sets forth our mutual agreement (“Agreement”) regarding your separation from the Company:

1.	Salary Continuation and Severance Period. For the next 8 weeks, you will continue on the payroll with the same salary and benefits through June 29, 2007, at which time your employment will terminate (your “Termination Date”). Upon receipt of this signed Agreement, the Company will pay you an amount equal to one times the sum of your annual base salary and performance bonus objective (“PBO”) at your 2007 target rate as salary continuation for 12 months following your Termination Date (the “Severance Period”). Payments of this salary continuation will be made in biweekly installments at the times and in the manner consistent with Company payroll practices for executive employees. These payments will have all federal, state and local taxes deducted, as applicable. The federal withholding “Supplemental Rate” of 25 percent is used in the tax calculation for all severance payments.

2.	Transitional Period. Between now and your Termination Date (the “Transitional Period”), you agree to perform all of the duties set forth on Appendix A. If you do not perform all of the stated duties, you will forfeit your PBO and Profit Hunt bonuses, set forth below.

3.	Benefits. Subject to the terms and conditions of the applicable benefit plans in effect for active Canadian employees, and payment of required premiums, you may continue any existing basic life, medical (except out-of-Province) and dental insurance and any optional coverage until the expiration of the Severance Period. Details are attached on Appendix B.

4.	2007 Performance Bonus. Subject to your completion of the conditions set forth in paragraph 2 (Transitional Period), you will be eligible for a prorated 2007 performance bonus under the JohnsonDiversey Performance Bonus Opportunity Plan to be paid in April, 2008. For the personal objectives component of your bonus, you will receive a prorated payment at your current target level of your base salary. For the financial component of your bonus, you will receive a prorated payment based on the results of the Company’s performance. Thereafter you will cease to participate in the Plan.

5.	2007 Profit Hunt Incentive Award. Subject to your completion of the conditions set forth in paragraph 2 (Transitional Period), you will receive a prorated 2007 Profit Hunt incentive award based on actual performance. This payment will be made in April, 2008 at the time the Company pays such bonuses to other participants.

6.	Flexible Spending Account. Your Flexible Spending Account of $7,500 will be available to you through your Termination Date for annual country club dues, financial planning, tax advice/preparation, estate planning, legal fees associated with estate and/or property matters, automobile lease, automobile payments (monthly payments only) and health club memberships.

7.	Commuting Allowance. You will receive a grossed-up payment of $5,500 representing one-half of your 2007 commuting allowance.

8.	Pension Plan. Membership in the JohnsonDiversey Canada, Inc. Pension Plan will cease on your Termination Date. Details on your pension options will be provided by our actuaries within 31 days of that date.

9.	Gaslight Point Condonimium. You agree to vacate the condominium on or before your Termination Date.

10.	All Other Benefits. All other benefits not specifically mentioned above cease as of your Termination Date, and you will not be entitled to any awards under the JohnsonDiversey Long Term Incentive Plan (“LTIP”), nor a Profit Hunt incentive award for 2008 or later years. Your 2006 LTIP grant (2006-2008 Measurement Period) is forfeited. You will be paid for any earned but unused vacation in accordance with Company policy and the requirements of Canadian law.

11.	Corporate Credit Card. You agree to file all expense reports on your corporate credit card on or before your Termination Date. If any amount remains outstanding, you agree that the Company will withhold said amount from any monies due you under this Agreement.

12.	Outplacement Assistance. For one year following your Termination Date, the Company will provide outplacement services of Right Management (or other comparable outplacement firm chosen by the Company) to assist you in your effort to secure other employment.

13.	Return of Company Property. You agree to return on or before your Termination Date, any and all Company property, including, but not limited to, Company car, credit cards, files, including all originals and copies of Company documents (whether or not you were the author or recipient) and any Company material you may have in any electronic form, keys, laptop computer, cell phone, Company product in your possession, accounts receivable monies, etc. in accordance with Company guidelines.

14.	Release. In consideration of the Company’s provision for the biweekly severance payments and the outplacement assistance described above, you, on your own behalf and for your heirs, assigns, and representatives of any kind, hereby release and forever discharge the Company, its officers, directors, shareholders, employees, insurers, subsidiaries, and any affiliated companies (the “Released Parties”) from any and all claims, demands, rights, liabilities, and causes of action of any kind or nature, known or unknown, arising or having arisen out of, in connection with, or during your employment with or separation from the Company (the “Claims”).

This Release includes all Claims that you have had or presently may have, up to the date on which you sign this Agreement, with respect to any of the Released Parties. This Release does not release any claims that you cannot lawfully release, including but not limited to your right to challenge the enforceability of this Agreement and/or to enforce this Agreement. This Release also shall not apply to any of your rights under benefit plans which apply generally to former employees (subject to any benefit plan restrictions) of the Company, or any claims based on facts arising after the date of your execution of this Agreement. You understand that the Claims you are releasing might arise under many different foreign, domestic, national, state, or local laws (including statutes, regulations, other administrative guidance, and common law doctrines), and that the Claims released include, but are not limited to, the following:

a.	Claims for breach of contract, whether express, implied or implied-in-fact, and for promissory estoppel;

b.	Claims under or pursuant to the Americans with Disabilities Act, the Age Discrimination in Employment Act (the “ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, the Reconstruction Era Civil Rights Acts, United States Executive Orders 11246 and 11375, 42 U.S.C. § 1981, as amended, and § 1985, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Employee Retirement Income Security Act of 1974, the New Jersey Conscientious Protection Act, the West Virginia Human Rights Act, the Wisconsin Fair Employment Act, and under any other federal, state, or local family and/or medical leave laws, and any other federal, state, or local law, statute, ordinance, rule, regulation, or executive order relating to employment and/or discrimination in employment, the payment of wages, and/or any Claims to attorneys’ fees or costs thereunder; and

c.	Claims for wrongful discharge, negligent or intentional infliction of emotional distress, interference with contractual relations, personal, emotional, or physical injury, fraud, defamation, libel, slander, misrepresentation, violation of public policy, invasion of privacy, or any other statutory or common law theory of recovery.

15.	ADEA Release Requirements Satisfied. You understand that this Agreement had to meet certain requirements to validly release any claims that you might have had under the ADEA, and you represent that all such requirements were satisfied. (These requirements are that (1) your entering into this Agreement had to be knowing and voluntary, (i.e., free from fraud, duress, coercion, or mistake of fact); (2) this Agreement had to be in writing and be understandable; (3) this Agreement had to explicitly waive current ADEA claims; (4) this Agreement could not have waived future ADEA claims; (5) this Agreement must have been paid for with something to which you were not already entitled; (6) the Company had to advise you in writing to consult an attorney; (7) the Company had to give you at least 45 days to consider this Agreement; and (8) the Company had to give you at least 7 days to revoke this Agreement after signing it).

You specifically agree and acknowledge as follows:

a.	You have read the terms of this Agreement, understand its contents, and agree to the terms and conditions set forth herein of your own free will.

b.	You have been advised orally and, by this document, in writing of your right to consult with legal counsel prior to executing this Agreement.

c.	You do not rely on any statement or representation of the Company in entering into this Agreement.

d.	You understand that this Agreement includes a general release and that you can make no claims against the Company except as provided in the general release.

e.	You acknowledge that you have been afforded a reasonable period of time within which to consider this Agreement. Accordingly, you hereby waive the applicable period provided under the Act (45 days) to consider this Agreement.

f.	You acknowledge and understand that you may rescind the release and waivers contained herein within seven (7) calendar days of the date on which you execute this Agreement. Should you wish to exercise the right to rescind the release and waivers, the rescission must be in writing and must be delivered by hand or mail within seven (7) calendar days of the date set forth herein. If you wish to deliver the rescission by mail, the rescission must be postmarked within the seven (7) calendar days set forth above; must be sent by certified mail, return receipt requested; and must be properly addressed as follows:

BY MAIL/HAND DELIVERY
General Counsel
JohnsonDiversey, Inc.
8310 - 16th Street
P. O. Box 902
Sturtevant, WI 53177-0902

If you wish to deliver the rescission by hand, the rescission shall be delivered to the person and address stated above.

16.	Confidentiality. You agree to keep strictly confidential, and will not disclose to any third party in any manner, excluding your immediate family, attorney, or accountant, directly or indirectly, the terms of this Agreement. This provision shall not apply to a disclosure required by law or made pursuant to a lawfully issued subpoena. In further consideration of the Company’s provision for biweekly severance payments, the benefit subsidy, and the outplacement assistance, you agree to sign (concurrently with the execution of this Agreement) the Company’s Non-Competition Agreement (“Non-Compete”), the Confidentiality Agreement (“Confidentiality Agreement”) and the Trade Secret, Invention and Copyright Agreement (“Trade Secret Agreement,” and together with the Non-Compete and Confidentiality Agreement, the “Company Agreements”). You agree to abide by the terms of the Company Agreements.

17.	Company Agreements. For purposes of the Company Agreements, the date on which you terminated employment with the Company shall be deemed to be the Termination Date. You acknowledge and agree that the Company Agreements remain in full force and effect notwithstanding the termination of your employment with the Company. The terms of the Company Agreements are hereby incorporated by reference. You reaffirm the terms of the Company Agreements and agree that (a) by executing this Agreement you are agreeing to all of the terms of the Company Agreements as if you signed the documents anew, and (b) the payments you are receiving and/or are to receive under this Agreement is consideration for the obligations you have under the Company Agreements.

18.	Condition Precedent. The Company expects that you will refrain from any conduct adverse to the interests of the Company between now and the Termination Date. Meeting this expectation is a condition precedent to your receiving any severance payments, benefit subsidy, or outplacement assistance under this Agreement following the Termination Date. Should the Company determine, in its sole discretion, that you have failed to meet these expectations, or should the Company learn of any conduct on your part prior to the execution of this Agreement that, if known at the time, would have led to the termination of your employment, the Company will have no obligation to provide you with any severance payments, benefit subsidy, or outplacement assistance under this Agreement.

19.	Non-Disparagement. You agree that you will not make any disparaging or derogatory remarks or statements about the Company, its affiliates or subsidiaries, or their current or former officers, directors, employees or shareholders, including remarks about the business, affairs, practices, conduct or performance of the same.

20.	Breach of Agreement. The Company shall have the right to terminate any and all payments owed to you under this Agreement upon your breach of any of your obligations under this Agreement, whether in whole or in part, or under the Company Agreements, or in the event you challenge the enforceability of any portion of this Agreement or the Company Agreements. This Paragraph does not apply to any challenges that you may bring under the ADEA or OWBPA.

21.	Resignation from Positions. Effective as of the Termination Date, you hereby resign from all your positions with the Company, its subsidiaries and its affiliates, including as an employee or officer, which you currently hold. From and after the Termination Date, you shall no longer be an employee or officer of the Company or any of its subsidiaries or affiliates.

22.	Miscellaneous.

a.	In the event that the Company is involved in any investigation, litigation, arbitration or administrative proceeding subsequent to the Termination Date, you agree that, upon request, you will provide reasonable cooperation to the Company and its attorneys in the prosecution or defense of any investigation, litigation, arbitration or administrative proceeding, including participation in interviews with the Company’s attorneys, appearing for depositions, testifying in administrative, judicial or arbitration proceedings, or any other reasonable participation necessary for the prosecution or defense of any such investigation, litigation, arbitration or administrative proceeding. The Company agrees to reimburse you for your reasonable expenses in participating in the prosecution or defense of any investigation, litigation, arbitration or administrative proceeding, provided that you submit acceptable documentation of all such expenses.

b.	This Agreement is made in the State of Wisconsin, and shall in all respects be interpreted, enforced and governed under the laws of the State of Wisconsin (exclusive of any rules pertaining to choice of law), or by Federal law where applicable.

c.	The provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement is: (i) in writing; (ii) specifically references this Agreement; (iii) is signed by you; and (iv) is signed and approved by an authorized officer of the Company.

d.	This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof; the parties have executed this Agreement based upon the terms set forth herein; the parties have not relied on any prior agreement or representation, whether oral or written, which is not set forth in this Agreement; no prior agreement, whether oral or written, shall have any effect on the terms and provisions of this Agreement; and all prior agreements, whether oral or written, are expressly superseded and/or revoked by this Agreement unless otherwise provided herein.

e.	Each provision of this Agreement shall be enforceable independently of every other provision. Furthermore, in the event that any provision is deemed to be unenforceable for any reason, the remaining provisions shall remain effective, binding and enforceable. The parties further acknowledge and agree that the failure of any party to enforce any provision of this Agreement shall not constitute a waiver of that provision, or of any other provision of this Agreement.

f.	The Effective Date of this Agreement shall be seven (7) calendar days after the date that you sign this Agreement. The date that representatives of the Company sign this Agreement shall not affect the Effective Date for any purpose under this Agreement.

g.	You agree and understand that this Agreement sets forth and contains all of the obligations the Company has to you and that you are not entitled to any other compensation or benefits of any kind or description.

h.	We advise you to consult an attorney prior to signing this Agreement, especially in relation to the release stated above. However, each party will bear their own attorney’s fees and costs in connection with drafting and negotiation of this Agreement.

i.	This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

j.	The Company may withhold from any amounts payable under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

If you are in agreement with all of the terms stated in this Agreement, please sign both original documents where provided below and return one signed original to me.

/s/ Joseph F. Smorada
Joe Smorada

Accepted and agreed to this 4th day of May, 2007.

/s/ Sanjib Choudhuri
Sanjib Choudhuri